Exhibit 99.1

PRESS RELEASE

Armada Hoffler Properties to Acquire Two Prominent Retail Centers in Virginia Beach, Virginia

Transaction Expected to be Immediately Accretive to Earnings

VIRGINIA BEACH, VA, April 30, 2019 – Armada Hoffler Properties, Inc. (NYSE:AHH) announced today that it has agreed to acquire Red Mill Commons and Marketplace at Hilltop in an off-market transaction with Venture Realty Group, a well-respected local developer. The transaction will add nearly a half million square feet of prime real estate located in desirable and high barrier-to-entry areas of Virginia Beach, VA to the Company’s portfolio. The Company anticipates completing both acquisitions in the second quarter of 2019.

The Company has agreed to acquire both assets in exchange for aggregate consideration of $105 million composed of 4.1 million Operating Partnership units each valued at $15.55, assumed mortgage debt of $36 million, and $5 million in cash. The transaction is expected to add $8.1 million of annual net operating income and be immediately accretive to Normalized FFO per share. Because of its low-levered economics, the transaction is also expected to reduce overall near-term leverage, providing additional balance sheet strength and flexibility. Management will discuss the expected impact of these transactions on the Company’s 2019 guidance during the first quarter conference call on Thursday, May 2.

Red Mill Commons is the dominant retail center in the submarket and has consistently been voted Best Shopping Center in Virginia Beach by the Virginian-Pilot’s readers. The center is currently 98% occupied and boasts a diverse mix of over 90 tenants across 374,000 square feet including T.J.Maxx, Homegoods, Dollar Tree, Outback Steakhouse, Walgreens, Panera, Buffalo Wild Wings, Starbucks, and Chipotle alongside shadow anchors Walmart, Target, and Home Depot. Located less than five miles from both Sandbridge Beach and Naval Station Oceana - the second largest employer in the city - Red Mill Commons is ideally positioned to serve both the significant resident and daytime population as well as the millions of tourists that visit the area during the summer months.

Marketplace at Hilltop is located in one of the most densely populated and affluent areas of Virginia Beach with 145,000 residents and average household incomes of $100,000 within a 5-mile radius. The 118,000 square foot retail center sits squarely in the heart of this high barrier-to-entry submarket less than three miles from the Virginia Beach oceanfront and adjacent to the only Whole Foods in the city. The tenant lineup includes a high-volume Total Wine store in addition to Michaels, Panera, Chick-fil-A, and Arby’s. The center is currently 100% occupied.

“We are pleased to add both Red Mill and Hilltop to our portfolio,” said Louis Haddad, President & Chief Executive Officer of Armada Hoffler Properties. “Both are high-quality, well-located retail centers with long histories of healthy rental rate growth, high occupancy, and strong sales volume. We look forward to completing the transaction and creating significant value for both our current shareholders as well as our new OP unitholders.”

“On behalf of the Red Mill and Hilltop ownership entities, we are delighted to enter into this transaction with Armada Hoffler Properties,” said John Gibson III of Venture Realty Group. Venture Realty Group will continue to lease and manage the assets.

Forward-Looking Statements

Certain matters within this press release, including with respect to the details of the acquisition, timing of closing, and its financial impact on the Company are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents filed by the Company with the Securities and Exchange Commission from time to time.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

About Venture Realty Group

Venture Realty Group formed in 2016 when Commercial Real Estate Services and Ellis-Gibson Development Group, both of Virginia Beach, joined forces following a long, successful relationship as real estate development partners. Together, the group has developed six million square feet of projects worth more than $600 million in the Hampton Roads market. Venture Realty Group leverages decades of expertise in four key areas: strategic mixed-use developments, single tenant build-to-suit transactions, regional shopping center projects, and joint venture partnerships with various prominent landowners throughout Southeast Virginia.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684

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